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                                                                       EXHIBIT 5


                                                     March 28, 2003


American General Finance Corporation
601 N.W. Second Street
Evansville, Indiana 47708
Ladies and Gentlemen:

         This opinion is furnished in connection with the issuance and sale by American General Finance Corporation, an Indiana corporation (the "Company"), of up to $1,000,000,000 aggregate principal amount (or the equivalent amount in one or more foreign currencies, including the Euro, or any composite currency) of the Company's IncomeNotes with maturities of 9 months or more from date of issue (the "Notes") pursuant to:

         (a) The Company's Registration Statement on Form S-3, Registration No. 333-100345 (the "Registration Statement"), and the Prospectus constituting a part thereof, dated October 18, 2002, relating to the issuance from time to time of up to $5,750,000,000 aggregate principal amount of debt securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933 (the "1933 Act");

         (b) The Prospectus Supplement, dated March 28, 2003, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 promulgated under the 1933 Act (the Prospectus dated October 18, 2002, and the Prospectus Supplement dated March 28, 2003, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, being hereinafter collectively referred to as the "Prospectus"); and

         (c) The Indenture, dated as of May 1, 1999, between the Company and Citibank, N.A. ("Citibank"), as trustee (the "Indenture").

         I am Senior Vice President, General Counsel and Secretary of the Company, and am familiar with and have examined, either personally or through attorneys under my supervision, direction and control, originals or copies, certified to my satisfaction, of the Registration Statement, the Prospectus, the Indenture, the Restated Articles of Incorporation and Amended and Restated Bylaws of the Company and such other corporate records, certificates of corporate officials as to certain matters of fact, and instruments and documents as I have deemed necessary or advisable as a basis for the opinions set forth herein.

         In such examination, I have assumed the genuineness of all signatures (other than the signatures of persons signing on behalf of the Company), the authenticity and completeness of
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all documents, certificates, instruments and records submitted as originals and the conformity to the original instruments of all documents submitted as copies, and the authenticity and completeness of the originals of such copies. In addition, in rendering this opinion, as to certain matters of fact, I have relied solely upon certificates of officers of the Company and certificates or telegrams of public officials, without any independent investigation of such matters.

         Based upon the foregoing, I am of the opinion that:

1. The Company is existing as a corporation under the laws of the State of Indiana.

2. The Notes have been duly authorized by all necessary action by the Board of Directors, and by the Terms and Pricing Committee of the Board of Directors, of the Company and, when the variable terms of the Notes have been established by any two of the authorized officers to whom such authority has been delegated and the Notes have been executed and authenticated as specified in the Indenture and delivered against payment of the consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. To the extent that the obligations of the Company under such Notes may be dependent upon such matters, I assume for purposes of this opinion that Citibank is a national banking association at all times duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full power and authority to enter into and perform its obligations under the Indenture, and the Indenture, at the time of the issuance and sale of such Notes, will constitute the valid and legally binding obligation of Citibank, enforceable against Citibank in accordance with its terms.

         The laws covered by the opinions expressed herein are limited to the laws of the State of Indiana and, with respect to the opinions expressed in paragraph 2 above, the laws of the State of New York.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Opinions" in the Prospectus. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules or regulations of the Commission thereunder.

         This opinion is for the sole benefit of the addressee and, without my express prior written consent, may not be relied upon by any other person.

                                               Very truly yours,

                                               /s/ Timothy M. Hayes

                                               Timothy M. Hayes
                                               Senior Vice President, General
                                               Counsel and Secretary